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                                                                    EXHIBIT 99.7

FOR IMMEDIATE RELEASE

                   PATRIOT SCIENTIFIC SELLS ITS GPA TECHNOLOGY
             Focus on Development of Microprocessor Chip Intensifies

SAN DIEGO - August 30, 1999 - Patriot Scientific Corporation (OTC: BB: PTSC), today announced that it has sold its patented gas plasma antenna (GPA) technology that utilizes ionized gas as an antenna to both receive and transmit radio frequency signals. ASI, of Henderson, Nevada, a technology investment group which has invested in a variety of businesses since 1973, was the purchaser.

Under terms of the agreement, ASI has paid Patriot an upfront payment with additional 5 % royalty payments, per the details of the agreement, once ASI makes the product commercially viable and product sales commence. Patriot received $250k upfront and is able to earn up to $250k additional in royalties.

"We're very pleased to entrust commercialization of our GPA technology to ASI," said Jim Lunney, Patriot's president & CEO. "This permits us to focus on commercialization of the PSC1000, our Java-specific microprocessor to meet the needs of the emerging embedded Java applications market."

As part of the agreement, Patriot retains all rights to its patented ground penetrating radar technology (GPR) which the company was originally founded.

Additionally, Patriot will provide limited technology staff and management assistance to ASI for up to one year in support of ASI's aggressive pursuit of commercialization of the GPA technology.

Patriot also announced that, Elwood G. (Woody) Norris, has stepped down as Chairman and resigned from the board. The GPA technology development had been his primary technical focus at Patriot during this last year. Mr. Norris also cited personal reasons for his resignation based upon his commitment to support his son's recent needs for long term medical treatment.

"Woody is one of Patriot's largest shareholders, and will continue to provide support to Patriot, for which we all are very grateful. All of us at Patriot wish a speedy recovery to his son." Lunney said.

Patriot's Board of Directors has elected Jim Lunney as Chairman of the Board of Directors, in addition to his role as President & CEO.


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In response, Norris said he was pleased by the board's decision. "Along with our other board members, I personally selected Jim Lunney to be our president and chief executive officer just 18 months ago. He has proven himself to be a superb leader, who has shepherded the company through difficult times. He is well suited to carry Patriot forward in the commercialization of our microprocessor technology, and I look forward to supporting him in that mission."

In other board action, Mr. Lowell Giffhorn has been elected to Patriot's Board of Directors. Mr. Giffhorn is Patriot's Chief Financial Officer and has been a key member of Patriot's management team since 1996.

Founded in 1987, Patriot Scientific Corporation designs, markets and manufactures the PSC1000, based on the patented ShBoom technology, a 32-bit microprocessor targeted at Java and Internet appliances as well as the traditional embedded systems markets; high-performance ISDN Basic Rate and Primary Rate products for digital communications; and ground penetrating radar technology. For more information on Patriot Scientific Corporation, visit http://www.ptsc.com/

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

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Contact:

Patriot Scientific Corporation/ Linda Romero, 619/674-5016 lromero@ptsc.com


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